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                                                                     EXHIBIT 11

                            FIRST M & F CORPORATION


Exhibit 11 - Computation of Earnings Per Share


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
                       Three Months Ended June 30,    Six Months Ended June 30,
                       ---------------------------   ---------------------------
                           1996           1995           1996           1995
                       ------------   ------------   ------------   ------------
Net income             $  1,865,733   $  1,533,377   $  3,708,935   $  3,038,511
                       ============   ============   ============   ============


Weighted average
  shares outstanding      3,392,592      3,272,219      3,391,746      3,196,559
                       ============   ============   ============   ============


Earnings per share             $.55           $.47          $1.09           $.95
                               ====           ====          =====           ====
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